Exhibit 21.1

LIST OF SUBSIDIARIES

Prescott, LLC, Nevada, doing business as Prescott- Top Rank

Red Earth LLC, Nevada, doing business as Highland

Unique Sales Management LLC, Nevada

Condo Highrise Management LLC, Nevada

Production Campus Studios LLC, Nevada

HDGLV, LLC, Nevada